                                                                     EXHIBIT 5.5

                         INVESTMENT ADVISORY AGREEMENT



     Acorn Investment Trust, a Massachusetts business trust registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end diversified management investment company ("Acorn"), and Wanger Asset Management, L.P., a Delaware limited partnership registered under the Investment Advisers Act of 1940 as an investment adviser ("WAM"), agree that:

     1. Engagement of WAM. Acorn appoints WAM to furnish investment advisory and other services to Acorn for its series designated Acorn Fund, Acorn International and Acorn USA (each, a "Fund"), and WAM accepts that appointment, for the period and on the terms set forth in this agreement.

     If Acorn establishes one or more series in addition to the Funds named above with respect to which it desires to retain WAM as investment adviser hereunder, and if WAM is willing to provide such services under this agreement, Acorn and WAM may add such new series to this agreement, by written supplement to this agreement. Such supplement shall include a schedule of compensation to be paid to WAM by Acorn with respect to such series and such other modifications of the terms of this agreement with respect to such series as Acorn and WAM may agree. Upon execution of such a supplement by Acorn and WAM, that series will become a Fund hereunder and shall be subject to the provisions of this agreement to the same extent as the Funds named above, except as modified by the supplement.

     2.   Services of WAM.

     (a) Investment Management. Subject to the overall supervision and control of Acorn's board of trustees (the "Board"), WAM shall have supervisory responsibility for the general management and investment of the Funds' assets. WAM shall comply with the 1940 Act and with all applicable rules and regulations of the Securities and Exchange Commission, the provisions of the Internal Revenue Code applicable to the Funds as regulated investment companies, the investment policies and restrictions, portfolio transaction policies and the other statements concerning the Funds in Acorn's agreement and declaration of trust, bylaws, and registration statements under the 1940 Act and the Securities Act of 1933 (the "1933 Act"), and policy decisions and procedures adopted by the Board from time to time.

     WAM is authorized to make the decisions to buy and sell securities and other assets for the Funds, to place the Funds' portfolio transactions with broker-dealers, and to negotiate the terms of such transactions including brokerage commissions on brokerage transactions, on behalf of the Funds. WAM is authorized to exercise discretion within the Funds' policy concerning allocation of its portfolio brokerage, as permitted by law, including but not limited to section 28(e) of the Securities Exchange Act of 1934, and in so doing shall not be required to make any reduction in its investment advisory fees.

     (b) Reports and Information. WAM shall furnish to the Board periodic reports on the investment strategy and performance of the Funds and such additional reports and information as the Board or the officers of Acorn may reasonably request.

     (c) Customers of Financial Institutions. It is understood that WAM may, but shall not be obligated to, make payments from its own resources to financial institutions (which may include banks, broker-dealers, recordkeepers, administrators and others) that provide, either directly or through agents, administrative and other services with respect to shareholders who are customers of such institutions, including establishing shareholder accounts, assisting Acorn's transfer agent with respect to recording purchase and redemption transactions, advising shareholders about the status of their accounts, current yield and dividends declared and such related services as the shareholders or the Funds may request.

     (d) Confidentiality. WAM shall treat confidentially and as proprietary information of Acorn all records and other information relating to Acorn or to prior, present or potential shareholders of Acorn, and will not use such records or information for any purpose other than in the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval by Acorn, (ii) when so requested by Acorn, or (iii) as required by applicable law or regulation, provided that, in the case of any disclosure pursuant to applicable law or regulation, WAM shall, to the extent it is reasonably able to do so, provide Acorn with prior notice in order to allow Acorn to contest such request, requirement or order.

     (e) Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, WAM agrees to maintain records relating to its services under this agreement, and further agrees that all records that it maintains for Acorn are the property of Acorn and to surrender promptly to Acorn any of such records upon Acorn's request. WAM further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.

     (f) Status of WAM. WAM shall for all purposes herein be deemed to be an independent contractor and not an agent of Acorn and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent Acorn in any way. WAM agrees to notify the Trust promptly of any change in the identity of WAM's general partner.

     3. Expenses to be Paid by Trust. Except as otherwise provided in this agreement or any other contract to which Acorn is a party, Acorn shall pay all expenses incidental to its organization, operations and business, including, without limitation:

     (a) all charges of depositories, custodians, sub-custodians and other agencies for the safekeeping and servicing of its cash, securities and other property and of its transfer agents and registrars and its dividend disbursing and redemption agents, if any;

     (b)  all charges of its administrator, if any;

     (c)  all charges of legal counsel and of independent auditors;

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


     (d) all compensation of trustees other than those affiliated with WAM or Acorn's administrator, if any, and all expenses incurred in connection with their services to Acorn;

     (e) all expenses of preparing, printing and distributing notices, proxy solicitation materials and reports to shareholders of the Funds;

     (f)  all expenses of meetings of shareholders of the Funds;

     (g) all expenses of registering and maintaining the registration of Acorn under the 1940 Act and of shares of the Funds under the 1933 Act, including all expenses of preparation, filing and printing of annual or more frequent revisions of the Funds' registration statements under the 1940 Act and 1933 Act, and of supplying each then existing shareholder or beneficial owner of shares of the Funds of a copy of each revised prospectus or supplement thereto, and of supplying a copy of the statement of additional information upon request to any then existing shareholder;

     (h)  all costs of borrowing money;

     (i) all expenses of publication of notices and reports to shareholders and to governmental bodies or regulatory agencies;

     (j) all taxes and fees payable to federal, state or other governmental agencies, domestic or foreign, and all stamp or other taxes;

     (k) all expenses of printing and mailing certificates for shares of a Fund;

     (l) all expenses of bond and insurance coverage required by law or deemed advisable by the Board;

     (m) all expenses of qualifying and maintaining qualification of, or providing appropriate notification of intention to sell relating to, shares of the Funds under the securities laws of the various states and other jurisdictions, and of registration and qualification of Acorn under any other laws applicable to Acorn or its business activities;

     (n) all fees, dues and other expenses related to membership of Acorn in any trade association or other investment company organization; and

     (o)  any extraordinary expenses.

     In addition to the payment of expenses, Acorn shall also pay all brokers' commissions and other charges relating to the purchase and sale of portfolio securities for each Fund.

     4. Allocation of Expenses Paid by Acorn. Any expenses paid by Acorn that are attributable solely to the organization, operation or business of a Fund or Funds shall be paid solely out of the assets of that Fund or Funds. Any expense paid by Acorn that is not solely attributable to a Fund or Funds, nor solely to any other series of Acorn, shall be apportioned in such manner as Acorn or Acorn's administrator determines is fair and appropriate, or as otherwise specified by the Board.

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

     5. Expenses to be Paid by WAM. WAM shall furnish to Acorn, at WAM's own expense, office space and all necessary office facilities, equipment and personnel required to provide its services pursuant to this agreement. WAM shall also assume and pay all expenses of marketing shares of the Funds and all expenses of placement of securities orders and related bookkeeping.

     6. Compensation of WAM. For the services to be rendered and the expenses to be assumed and to be paid by WAM under this agreement, Acorn shall pay to WAM fees accrued daily and paid monthly at the annual rates shown below:

     Acorn Fund

          Assets                                          Rate of Fee
          ------                                          -----------
          First $700 million                                 0.75%
          $700 million to $2 billion                         0.70%
          In excess of $2 billion                            0.65%

     Acorn International

          Assets                                          Rate of Fee
          ------                                          -----------

          First $100 million                                 1.20%
          $100 million to $500 million                       0.95%
          In excess of $500 million                          0.75%

     Acorn USA

          Assets                                          Rate of Fee
          ------                                          -----------

          First $200 million                                 0.95%
          In excess of $200 million                          0.90%

The fees attributable to each Fund shall be a separate charge to such Fund and shall be the several (and not joint or joint and several) obligation of each such Fund.

     7. Services of WAM Not Exclusive. The services of WAM to Acorn under this agreement are not exclusive, and WAM shall be free to render similar services to others so long as its services under this agreement are not impaired by such other activities.

     8. Services Other Than as Adviser. Within the limits permitted by law, WAM may receive compensation from Acorn for other services performed by it for Acorn which are not within the scope of the duties of WAM under this agreement, including the provision of brokerage services.

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

     9. Standard of Care. To the extent permitted by applicable law, neither WAM nor any of its partners, officers, agents or employees shall be liable to Acorn or its shareholders for any loss suffered by Acorn or its shareholders as a result of any error of judgment, or any loss arising out of any investment, or as a consequence of any other act or omission of WAM in the performance of its duties under this agreement, except for liability resulting from willful misfeasance, bad faith or gross negligence on the part of WAM, or by reason of reckless disregard by WAM of its obligations and duties under this agreement.

     10. Effective Date, Duration and Renewal. This agreement shall become effective on January 1, 1998. Unless terminated as provided in Section 11, this agreement shall continue in effect as to a Fund until June 30, 1999 and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those trustees who are not interested persons of Acorn or of WAM, voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the Board or vote of the holders of a "majority of the outstanding shares" of that Fund (which term as used throughout this agreement shall be construed in accordance with the definition of "vote of a majority of the outstanding voting securities of a company" in section 2(a)(42) of the 1940 Act).

     11. Termination. This agreement may be terminated as to a Fund at any time, without payment of any penalty, by the Board, or by a vote of the holders of a majority of the outstanding shares of that Fund, upon 60 days' written notice to WAM. This agreement may be terminated by WAM at any time upon 60 days' written notice to Acorn. This agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act).

     12. Amendment. This agreement may not be amended as to a Fund without the affirmative vote (a) of a majority of those trustees who are not "interested persons" (as defined in section 2(a)(19) of the 1940 Act) of Acorn or of WAM, voting in person at a meeting called for the purpose of voting on such approval, and (b) of the holders of a majority of the outstanding shares of that Fund.

     13. Non-Liability of Trustees and Shareholders. All obligations of Acorn hereunder shall be binding only upon the assets of Acorn (or the appropriate
Fund) and shall not be binding upon any trustee, officer, employee, agent or shareholder of Acorn. Neither the authorization of any action by the Trustees or shareholders of Acorn nor the execution of this agreement on behalf of Acorn shall impose any liability upon any trustee, officer or shareholder of Acorn.

     14. Notices. Any notice, demand, change of address or other communication to be given in connection with this agreement shall be given in writing and shall be given by personal delivery, by registered or certified mail or by transmittal by facsimile or other electronic medium addressed to the recipient as follows:

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


          If to WAM:     Wanger Asset Management, L.P.
                         Attention:  Ralph Wanger
                         227 West Monroe Street, Suite 3000
                         Chicago, Illinois 60606
                         Telephone:  312 634-9200
                         Facsimile:  312 634-0016

          If to Acorn:   Acorn Investment Trust
                         227 West Monroe Street, Suite 3000
                         Chicago, Illinois 60606
                         Telephone:  312 634-9200
                         Facsimile:  312 634-1919

                         with a copy to:
                         Bell, Boyd & Lloyd
                         Attention:  Janet D. Olsen
                         Three First National Plaza, Suite 3300
                         Chicago, Illinois 60602
                         Telephone:  312/372-1121
                         Facsimile:  312/372-2098

     All notices shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered or certified mail, on the fifth business day following the deposit thereof in the mail and, if given by facsimile or other electronic medium, on the day of transmittal thereof.

     15. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois and the laws of the United States of America applicable to contracts executed and to be performed therein.


Dated:  January 1, 1998

                                ACORN INVESTMENT TRUST


                                By
                                   -----------------------
                                   Ralph Wanger, President


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

                                WANGER ASSET MANAGEMENT, L.P.
                                By Wanger Asset Management, Ltd.,
                                Its General Partner



                                By ______________________________
                                   Ralph Wanger, President


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